EXHIBIT 32

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     I, Gary Kouletas, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the transitional 8K of Hybred International, Inc. and Subsidiaries on dated 27 March 2008, as amended, for the transition period from January 1, 2008, to 27 March 2008, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such transitional 8K dated 27 March 2008, as amended, fairly presents in all material respects the financial condition and results of operations of Hybred International, Inc. and Subsidiaries.

Dated:

Hackensack, New Jersey

27 March 2008

Hybred International, Inc.
(f.k.a. Temporary Time Capital Corp., Inc.)

By: Gary Kouletas, CEO